R&B Falcon Corporation


                                    as Issuer


                                  $239,500,000

                           6.50% Senior Notes due 2003

                                  $350,000,000

                           6.75% Senior Notes due 2005

                                  $250,000,000

                           6.95% Senior Notes due 2008


                          First Supplemental Indenture


                          Dated as of February 14, 2002

                     To Indenture dated as of April 14, 1998


                              The Bank of New York

                                   as Trustee


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          FIRST  SUPPLEMENTAL  INDENTURE,  dated  as  of February 14, 2002 (this
"Supplemental Indenture"), between R&B Falcon Corporation, a Delaware corporation (the "Issuer"), and The Bank of New York, as trustee (the "Trustee").

          W I T N E S S E T H:

          WHEREAS, the Issuer and The Chase Manhattan Bank, as a predecessor to the Trustee, executed and delivered an Indenture, dated as of April 14, 1998 (the "Indenture"), providing for the issuance of $250,000,000 principal amount of 6.50% Notes due 2003, $350,000,000 principal amount of 6.75% Notes due 2005, $250,000,000 principal amount of 6.95% Notes due 2008 and $250,000,000 principal amount of 7.375% Notes due 2018; all capitalized terms used herein and not defined are used herein as defined in the Indenture;

          WHEREAS, pursuant to Section 8.02 of the Indenture, the Issuer and the Trustee may amend or supplement the Indenture with respect to the Securities of any series with the written consent of the Holders of a majority in aggregate principal amount of the outstanding Securities of such series;

          WHEREAS, Transocean Sedco Forex Inc., a Cayman Islands company ("Transocean Sedco Forex"), has offered to exchange all of the outstanding Securities of each series, upon the terms and subject to the conditions set forth in its Prospectus and Consent Solicitation Statement, dated January 31, 2002, and in the related Letter of Transmittal and Consent (each such offer, an "Exchange Offer"); in connection therewith Transocean Sedco Forex has been soliciting written consents of the Holders to the amendments to the Indenture set forth herein (and to the execution of this Supplemental Indenture), and Transocean Sedco Forex has now obtained such written consents from the Holders of a majority in aggregate principal amount of the outstanding Securities of the following series: 6.50% Notes due 2003, 6.75% Notes due 2005 and 6.95% Notes due 2008 (the "Applicable Series"); accordingly, this Supplemental Indenture and the amendments set forth herein are authorized with respect to such Applicable Series pursuant to Section 8.02 of the Indenture referred to above;

          WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all other acts necessary to make this Supplemental Indenture a valid and binding supplement to the Indenture effectively amending the Indenture as set forth herein have been duly taken;

          NOW, THEREFORE, THIS INDENTURE WITNESSETH, that, for and in consideration of the above premises, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Securities of the Applicable Series, as follows:

          Section  1.     Amendments  to  the  Indenture.
                          ------------------------------

          Upon consummation of the exchange by Transocean Sedco Forex of all Securities of any Applicable Series validly tendered pursuant to the applicable Exchange Offer and not withdrawn prior to the expiration date for such Exchange Offer (as notified to the Trustee by Transocean Sedco Forex upon which notification the Trustee may rely), then automatically (without further act by any person) with respect to the Securities of such Applicable Series: (a) Sections 3.03, 3.05, 3.06, 3.07, 3.09, 3.10, 4.01 and 4.02 of the Indenture
shall be deleted and the Issuer shall be released from its obligations thereunder, (b) any failure by the Issuer to comply with the terms of any of the foregoing Sections of the Indenture (whether before or after the execution of this Supplemental Indenture) shall no longer constitute a default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture and (c) Clauses (4), (5), (6) and (7) of Section 5.01 of the Indenture shall be deleted and the events described therein no longer constitute Events of Default under the Indenture. In conjunction with the amendments identified in the immediately preceding sentence, the following defined terms used in the Indenture shall be deleted with respect to the Securities of such Applicable Series: "Attributable Indebtedness"; "Consolidated Net Worth"; "Indebtedness"; and "Sale/Leaseback Transactions".

          Section  2.     Ratification.
                          ------------

          Except as hereby expressly amended, the Indenture is in all respects ratified and confirmed and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

          Section  3.     Governing  Law.
                          --------------

          THIS SUPPLEMENTAL INDENTURE, THE INDENTURE AS SUPPLEMENTED AND AMENDED HEREBY AND THE SECURITIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

          Section  4.     Counterpart  Originals.
                          ----------------------

          The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Supplemental Indenture.

          Section  5.     The  Trustee.
                          ------------

          The recitals in this Supplemental Indenture shall be taken as the statements of the Issuer and the Trustee assumes no responsibility for their correctness. The Trustee shall be responsible or accountable in any manner whatsoever for or with respect to the validly or sufficiency of this Supplemental Indenture.

          IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.


                                         R&B  Falcon  Corporation
                                         By:   /s/ GREGORY L. CAUTHEN
                                            ------------------------------------
                                            Name:  Gregory L. Cauthen
                                            Title: Vice President and  Treasurer

                                         The Bank of New York, as Trustee
                                         By:   /s/ REMO J. REALE
                                            ------------------------------------
                                            Name:  Remo J. Reale
                                            Title: Vice President


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